Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement on Form S-8, of our report dated March 10, 2016, relating to the financial statements of Biocept, Inc., as of and for the years ended December 31, 2015 and 2014.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

August 5, 2016